SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAPID RETRIEVAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

NEVADA 88-0429856

(State or other jurisdiction of (I.R.S. Employer Identification No.)

incorporation or organization)

14919 Lebanon Road

Old Hickory, TN 37138

(Address of Principal Executive Offices, and Zip Code)

CONSULTING AGREEMENTS

(Full title of plan)

The Corporation Trust Company of Nevada

6100 Neil Rd., Suite 500

Reno, NV 89511

(Name and address of agent for service)

(206) 622-4511

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

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Proposed Proposed

Title of Maximum maximum

Securities Amount Offering aggregate Amount of

To be to be price offering registration

Registered registered per share price fee

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Common 400,000 $3.00 $1,200,000 $316.80

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457 under the Securities Act of 1933.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 400,000 shares of common stock, $.001 par value, common stock of Rapid Retrieval Systems, Inc. (the "Company") which may be issued as set forth herein to the following named persons:

NAME NUMBER OF SHARES

------------------ ----------------

John Shideler 200,000

Antony Dyakowski 200,000

On August 14, 2000, an Agreement was entered into with John Shideler (collectively the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements") for consulting services. On August 16, 2000, an Agreement was entered into with Antony Dyakowski (collectively, the "Advisors"), for consulting services. The Company has been advised by Advisors that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MR. SONNY PARADISE, PRESIDENT, 14919 LEBANON ROAD, OLD HICKORY, TN 37138. TELEPHONE NUMBER (615) 754-1871.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Quarterly Report on Form 10-QSB filed September 6, 2000; Notification of Reverse Split on Form 8-K filed August 8, 2000, Notification of Change of Control of Registrant and Acquisition of ELINE Music.com on Form 8-K filed August 24, 2000, and Registration Statement on Form 10SB12G filed on April 25, 2000. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company's Common Stock trades on OTC under the symbol RPDS.

Item 4. Description of Securities.

The Company is authorized to issue 20 million shares of Common Stock, $0.001 par value. The presently outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK

As of August 15, 2000, approximately 10,400,000 shares of Common Stock were outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medicum. The Board of Directors may fix in advance a record date, as provided in Section 1.06 of the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

Preemptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT

The Company's registrar and transfer agent is Pacific Stock Transfer Company, 5844 S. Pecos Road #D, Las Vegas, NV 89120, 702-361-3033.

DISSENTERS' RIGHTS

Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK

The Company is not currently authorized to issued Preferred Stock.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

4 -- Consulting Agreements

5 -- Opinion of Parsons Law Firm as to the validity of the shares being registered.

24.1 -- Consent of Parsons Law Firm (included in Exhibit 5)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Ohio, on September 27, 2000.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

RAPID RETRIEVAL SYSTEMS, INC. (Registrant)

By By:

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Sonny Paradise, President Secretary

By:

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Title: _________________________ (Financial Officer)

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<TYPE>EX-5

<DESCRIPTION>EXHIBIT 5

<TEXT>

EXHIBIT 5

PARSONS LAW FIRM

500 108th Avenue NE, Suite 1710

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

October 4, 2000

Board of Directors

Rapid Retrieval Systems, Inc.

14919 Lebanon Road

Old Hickory, TN 37138

Dear Gentlemen:

In my capacity as counsel for Rapid Retrieval Systems, Inc. (the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 400,000 shares of common stock pursuant to the Consulting Agreements as set out and described in the Company's Registration Statement on Form S-8 (File No. 0-30451) under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I am of the opinion that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Utah;

(2) The Company has taken all requisite corporate action and all action required by the laws of the State of Utah with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

(3) The maximum of 400,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

PARSONS LAW FIRM

/s/ James B. Parsons

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